EXHIBIT 10.02

REAL PROPERTY PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS

     THIS REAL PROPERTY PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this “Agreement") is made and entered into as of the 2nd day of July, 2003 (“Effective Date”), by and between Government Property Fund IV, LLC, a California limited liability company (“Seller”), and Triple Net Properties, LLC, a Virginia limited liability company (“Buyer”).

RECITALS

     A. Seller owns (i) that certain land (“Land”) in the County of Sacramento, State of California, as more particularly described in Exhibit “A” attached hereto and made a part hereof, together with all rights, easements and appurtenances pertaining thereto, (ii) all improvements, structures and fixtures located upon the Land, including approximately 138,000 square feet in building improvements (collectively, “Improvements"). The Land and Improvements are sometimes referred to herein collectively as the “Real Property.”

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Purchase and Sale. Subject to, and on the basis of, the terms, covenants and conditions set forth in this Agreement, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, all right, title and interest of Seller (a) in and to the Real Property, (b) in and to all tangible personal property (“Tangible Personal Property”) located on, and used solely in connection with, the management, maintenance or operation of, the Real Property, (c) in and to all intangible personal property (“Intangible Personal Property”) used solely in connection with, the management, maintenance or operation of, the Real Property, including without limitation Seller’s interest in the name “North Pointe Corporate Center” and all rights to warranties or guaranties relating to the Improvements and/or the Tangible Personal Property (to the extent assignable), and (d) all right, title and interest of Seller in and to all tenant leases and occupancy agreements affecting the Property now existing, which are listed in Exhibit “F” attached hereto, and any amendments or modifications thereto, guarantees thereof and security deposits related thereto (“Tenant Leases”), which shall be transferred pursuant to a bill of sale and assignment and assumption of leases in the form of Exhibit “E". The Real Property, the Tangible Personal Property, the Intangible Personal Property, and the Tenant Leases are collectively referred to herein as the “Property.”

     2. Purchase Price and Deposit.

          2.1 Purchase Price. The purchase price (“Purchase Price”) for the purchase of the Property by Buyer from Seller pursuant to the provisions of this Agreement shall be the sum of Twenty Four Million Two Hundred Five Thousand Dollars ($24,205,000.00). The Purchase Price shall be payable to Seller by Buyer as follows:

               2.1.1 Deposit.

          (a) Buyer shall deposit by wire transfer of immediately available funds within two (2) business days of the Effective Date into the Escrow provided for in Section 5 the sum of One Hundred Thousand Dollars ($100,000.00) (“Initial Deposit"), which Initial Deposit shall be deposited by Escrow Holder (defined below) into an interest-bearing account selected by Buyer.

          (b) If Buyer issues the both the Title Approval Notice and the Buyer’s Due Diligence Notice on or before the Contingency Date (defined below), Buyer shall deposit by wire transfer of immediately available funds within three (3) business days after the Contingency Date (defined below) into the Escrow the sum of Four Hundred Thousand Dollars ($400,000.00) (“Contingency Deposit"; the Initial Deposit and the Contingency Deposit are sometimes hereinafter collectively referred to as the “Deposit"), which Initial Deposit shall be deposited by Escrow Holder (defined below) into an interest-bearing account selected by Buyer.

               2.1.2 Closing Payment. The balance (the “Cash Balance") of the Purchase Price shall be deposited by Buyer in Escrow in cash by wire transfer of immediately available federal funds to Escrow Holder one (1) business day prior to the Close of Escrow.

     3. Title.

          3.1 Title and Survey Matters.

               3.1.1 Receipt. Buyer acknowledges receipt prior to the Effective Date of (i) First American Title Company (“Title Company") preliminary title report number NCS-22649-SAC4 dated April 8, 2003, covering the Land, together with complete copies of all instruments referred to therein as exceptions to title (collectively, “PTR”).

               3.1.2 Approval. Buyer shall have until 5:00 p.m. Pacific Time on July 3, 2003 (the “Contingency Date") to review and approve (a) the PTR and all supplements thereto delivered to Buyer prior to the Contingency Date, and all exceptions to title referred to therein, (b) all additional matters, if any, affecting title to the Property disclosed by Seller to Buyer in writing within thirty (30) days after the date (“Execution Date") of full execution and delivery of this Agreement, including, without limitation, the Unrecorded Title Documents (defined in Section 4.1.1), if any, and (c) all matters which would be disclosed by an ALTA survey of the Land prepared in accordance with the 1992 Minimum Detail Requirements for ALTA/ACSM Land Title Surveys (“ALTA/ACSM Requirements") (collectively, “Title and Survey Matters"). Unless Buyer gives written notice to the Escrow Holder and Seller (“Title Approval Notice") that it approves all (or subject to the provisions of the immediately following sentence) of the Title and Survey Matters on or before the Contingency Date, Buyer shall be deemed to have disapproved all of the Title and Survey matters. In the event Buyer desires to approve some, but not all, of the Title and Survey Matters, Buyer shall describe in reasonable detail all Title and Survey Matters so disapproved (“Disapproved Exceptions") in the Title Approval Notice delivered on or before the Contingency Date; all Title and Survey Matters not so disapproved in reasonable detail in such Title Approval Notice shall automatically be deemed approved by Buyer. Seller shall provide to Buyer, at Seller’s sole cost and expense and prior to the Contingency Date, any ALTA survey required for issuance of the Owner’s Title Policy (defined below). In the event that Buyer desires any endorsements to the Owner’s Title Policy,

Buyer shall specify the same in Buyer’s Title Approval Notice and except where the Title Company shall have irrevocably committed in writing to issue the same prior to the Contingency Date, Seller may treat any such request as a Disapproved Exception. If Buyer disapproves of one or more of the Title and Survey Matters, Seller shall have a ten (10) day period after its receipt of Buyer’s Title Approval Notice within which to notify Buyer in writing (which writing shall describe the response selected) of its intention to attempt to remove prior to the Close of Escrow the Disapproved Exceptions (or portions thereof) as exceptions to title or to obtain endorsements to the Owner’s Title Policy acceptable to Buyer with respect to the Disapproved Exceptions (Seller having the right but not the obligation to do so). If for any reason, within such ten (10) day period, Seller does not provide Buyer with such notice, Seller shall be deemed to have elected to not remove (or obtain such endorsements for) such Disapproved Exceptions. If Seller does not agree, or is deemed not to have agreed, to so attempt to remove (and not obtain such endorsements for) any Disapproved Exceptions, then Buyer shall have the right either to waive such Disapproved Exceptions or to terminate this Agreement by delivery of written notice to Seller and Escrow Holder within five (5) days after the expiration of such ten (10) day period (“Waiver Notice"). Buyer’s failure to deliver to Seller and Escrow Holder the Waiver Notice within such five (5) day period shall be conclusively deemed Buyer’s election to terminate this Agreement. In the event Buyer so terminates this Agreement, the obligations of Seller to sell, and Buyer to buy, the Property as provided herein, and each of the parties’ obligations under this Agreement, except for those obligations hereunder which specifically survive such a termination, shall terminate. Seller and Buyer shall have no further obligation in connection herewith. Upon termination of this Agreement by Buyer pursuant to this Section 3.1, each of Buyer and Seller shall pay one-half (1/2) of all of Escrow Holder’s and Title Company’s cancellation fees, the Deposit and any Deposit interest then held by Escrow Holder, if any, shall be returned to Buyer, all Due Diligence Materials (defined below) shall be promptly delivered by Buyer to Seller, and Buyer shall, without representation or warranty as to the accuracy or completeness thereof, promptly deliver to Seller all surveys, appraisals, investigative reports and other written materials developed by (or for the benefit of) Buyer (“Buyer Prepared Due Diligence Materials") in connection with its due diligence review as set forth in Section 4 of this Agreement.

          3.2 Exceptions to Title. Buyer shall be obligated to accept title to the Property subject only to the following exceptions to title (collectively, the “Permitted Exceptions"): (a) real estate taxes and assessments not then delinquent; (b) the lien of supplemental taxes assessed pursuant to Chapter 3.5, commencing with Section 75, of the California Revenue and Taxation Code with respect to matters occurring on or after the Closing Date; (c) the printed exceptions which appear in the Owner’s Title Policy issued by the Title Company; all Title and Survey Matters approved or deemed approved by Buyer pursuant to this Agreement; (d) the property interests created by the Tenant Leases, (e) the Access Easement and (f) any matters affecting the Property which are created by or with the consent of Buyer. Conclusive evidence of the availability of such title shall be the irrevocable commitment of the Title Company to issue to Buyer on the Closing Date an ALTA Owner’s Form B extended coverage policy of title insurance (“Owner’s Title Policy") in the face amount of the Purchase Price, which Owner’s Title Policy shall reflect that title to the Land is vested of record in Buyer, subject only to the Permitted Exceptions.

          3.3 Creation of Easement. Buyer acknowledges that Seller will retain approximately 2.2 acres of undeveloped real property contiguous to that Property, which property is more particularly described in Exhibit “A-1” attached hereto (the “Retained Property”), which is not being conveyed to Buyer under this Agreement, but which Seller will retain for future development. In order to facilitate the future development, access and use of the Retained Property, and as a condition to this Agreement, Seller and Buyer shall execute and acknowledge a reciprocal easement and access easement (“Access Easement”) in substantially the form of Exhibit “H” attached hereto and made a part hereof, to provide the necessary access to the Retained Property (provided, however, that the parties hereto agree on or before July 9, 2003 to negotiate in good faith changes to the Access Agreement necessary or desirable in each party’s good faith discretion, and if the parties hereto do not reach agreement on the final form of the Access Agreement on or before July 9, 2003, such failure to reach agreement shall be deemed the failure of a condition to each parties obligations hereunder). The Access Easement will be submitted to Escrow Holder with instructions to record the same in connection with, and as a condition to, the consummation of this transaction and the conveyance of the Property. Buyer further acknowledges and agrees that the Access Easement shall constitute and acceptable matter affecting title along with the Permitted Exceptions, and will be included in Owner’s Title Policy.

     4. Buyer’s Due Diligence.

          4.1 Delivery and Availability of Due Diligence Materials.

               4.1.1 Receipt. Buyer hereby acknowledges receipt of copies of all reports, assessments and other written materials (“Initial Due Diligence Matters”) described on Exhibit “B”.

               4.1.2 Delivery By Seller. Within five (5) business days of the Effective Date, Seller shall deliver to Buyer copies of those unrecorded documents (including service contracts, Tenant Leases, and equipment operation manuals) which, to Seller’s actual knowledge, (i) exist, (ii) are in Seller’s possession, (iii) relate to the ownership or operation of the Property and (iv) will continue in effect following the Close of Escrow (“Unrecorded Title Documents”).

          4.2 Examination of Records. Seller shall also make available at 7750 College Town Drive, #350, Sacramento, California (“Books and Records Location”) for review and photocopying by Buyer or its representatives at all times prior to the Contingency Date upon three (3) business days advance notice all of Seller’s property income and expense reports for calendar years 2002 and 2003, environmental assessments, environmental audits, existing notes and deeds of trust (if any), as-built plans for the Real Property, engineering reports, building permits and certificates of occupancies, insurance policies, service contracts, tenant files (including correspondence), property tax bills, calculations used to prepare statements of rental increases under the Tenant Leases, statements of common area charges, insurance, property taxes and other charges which are paid by tenants under the Tenant Leases, known to the actual knowledge of Seller to be in the possession of Seller (collectively, “Books and Records”). In the case of any such review by Buyer or its representatives, Seller shall have the right to have a representative or agent of Seller present at all times during Buyer’s review.

     The items described in Section 4.1 and 4.2 are hereinafter collectively referred to as the “Due Diligence Materials.”

          4.3 The Contingency. Buyer’s obligations to purchase the Property hereunder are subject to Buyer’s written approval of the Due Diligence Materials and Buyer’s inspections set forth in this Section 4.3 (or Buyer’s written waiver thereof) no later than 5:00 p.m. Sacramento time on the Contingency Date. Unless Buyer approves or waives all of the conditions precedent set forth in this Section 4.3 by providing written notice of such approval or waiver to Seller on or prior to 5:00 p.m. Los Angeles time on the Contingency Date (“Buyer’s Due Diligence Notice"), Buyer shall be deemed to have disapproved all such matters, whereupon (except for any rights and obligations of the parties hereunder which specifically survive such a termination) this Agreement, and the obligations of the parties hereunder, shall terminate, each of Buyer and Seller shall pay one-half (1/2) of all of Escrow Holder’s and Title Company’s cancellation fees, Escrow Holder shall return to Buyer the Deposit and any Deposit interest then held by Escrow Holder, and Buyer shall promptly return or deliver to Seller all Due Diligence Materials and Buyer Prepared Due Diligence Materials in accordance with the provisions of Section 3.1.2. If Buyer timely delivers Buyer’s Due Diligence Notice, Buyer shall be deemed to have approved each and all of the conditions set forth in this Section 4.3, and Buyer’s right to terminate this Agreement pursuant to this Section 4.3 shall automatically expire and shall be of no further force or effect.

          4.4 Physical Inspections.

          (a) Subject to the provisions of this Section 4.4 and to any applicable notice requirements and access restrictions in the Tenant Leases, Seller hereby grants to Buyer and Buyer’s agents, employees and contractors (collectively, “Buyer Parties") the right to enter upon the Property upon one (1) business day’s advance written notice to Seller at reasonable times of the day for the sole purpose of conducting such physical reviews and investigations as Buyer reasonably deems appropriate (collectively “Inspections") in accordance with the provisions of this Section 4.4. Buyer may, without Seller’s consent (but upon not less than one (1) Business day’s advance written notice to Seller), conduct tenant interviews in connection with its Inspections; provided that Seller may, in its sole discretion attend any such interviews. Buyer and the Buyer Parties shall at all times conduct each Inspection in a manner so as (i) to not unreasonably interfere with any of Seller’s activities or those of tenants at the Property and (ii) to not cause any damage, loss, cost or expense to Seller or the Property. Within a reasonable period following each Inspection, Buyer shall, at its sole cost and expense, repair all damage resulting in any way from such Inspection, restore any portion of the Property adversely affected by such Inspection to its condition existing immediately prior to such Inspection, and remove and dispose of all debris generated as a result of such Inspection. Buyer shall, within five (5) days of preparation of the same (without representation or warranty as to the accuracy or completeness thereof), provide Seller with full and complete copies of any Buyer Prepared Due Diligence Materials and all other data, results, conclusions and reports generated as a result of or during the Inspections and shall keep all such data strictly confidential in accordance with the provisions of Section 4.5.

          (b) Notwithstanding any provisions of this Agreement to the contrary, in no case shall Buyer or any Buyer Party conduct any physical, soils, groundwater, environmental or other sampling, drilling or coring or any other form of work or investigation which may physically invade, alter, damage or disturb any portion of the Improvements or the Land (or the soils or groundwater thereunder) (collectively, “Physical Testing") without first

(i)  submitting to Seller a written description of the general nature and scope of the Physical Testing proposed, the protective measures to be utilized by Buyer to avoid or minimize any damage to the Land or the Improvements, the restoration activities proposed to be performed by Buyer to restore any anticipated damage, the contractor(s) to be conducting such Physical Testing (and a description of their qualifications and licensing), those portions of the Property to be affected buy such Physical Testing and Buyer’s proposed schedule for conducting such Physical Testing (collectively, a “Request for Physical Testing") and (ii) obtaining the prior written approval of Seller to Buyer’s Request for Physical Testing with respect thereto. Buyer acknowledges and agrees that in approving a Request for Physical Testing, Seller may (i) impose such reasonable conditions as it shall determine are appropriate with respect to scheduling, access, provision of split samples of soils or groundwater tests, or any other matter; (ii) require evidence of reasonable and customary insurance by all contractors participating in the proposed Physical Testing; and (iii) refuse to consent to testing of the groundwater underlying the Property.

          (c) Buyer shall indemnify, protect, defend (with counsel satisfactory to Seller) and hold Seller, the Property and each of Seller’s partners, employees, directors, officers, shareholders, parents, subsidiaries, accountants, agents and affiliates (collectively, “Seller Related Parties") harmless from and against all claims, demands, actions, liabilities, damages, losses, obligations, fines, penalties, costs and expenses, including, without limitation, attorneys’ fees and all court costs asserted against or incurred by Seller, the Property or any Seller Related Party in connection with any exercise by Buyer or any Buyer Party of the Inspection rights granted to Buyer under this Agreement. The foregoing indemnity shall survive the Closing and the termination or cancellation of this Agreement. Prior to any Inspection of or entry onto the Land by Buyer or any Buyer Party, Buyer shall (i) at its sole cost and expense, procure and maintain in full force and effect at all times prior to the Closing a customary commercial general liability insurance policy with combined single limit coverage in an amount not less than $1,000,000.00, issued by an insurance company qualified to do business in the State of California, and having a Best’s rating of not less than A-/VII, naming Seller and any other party reasonably designated by Seller as additional insureds with respect to all of Buyer’s and the Buyer Parties’ activities in, on and about the Property and including customary insurance against any assumed contractual liability under this Agreement, and (ii) provide Seller with a certificate of insurance evidencing the existence of such policy and coverage. The insurer under such policy shall agree not to cancel, materially change or fail to renew the coverage provided by such policy without giving Seller ten (10) business days advance written notice, which agreement shall be reflected in Buyer’s certificate of insurance.

          4.5 Confidentiality. The terms of the transfers contemplated in this Agreement, including, without limitation, the Purchase Price and all other financial terms, and with respect to disclosure by Buyer only, all other nonpublic information relating to the Property, shall remain confidential and shall not be disclosed by either party hereto without the written consent of the other except (a) to such party’s directors, officers, partners, employees, legal counsel, accountants, engineers, architects, financial advisors and similar professionals and consultants to the extent such party deems it necessary or appropriate in connection with the transaction contemplated hereunder (and such party shall inform each of the foregoing parties of such party’s obligations under this paragraph and shall secure the agreement of such parties to be bound by the terms hereof), or (b) as otherwise required by law or to enforce terms of this

Agreement. If the transaction contemplated hereby fails to close, then the confidentiality requirement set forth and described in this Section 4.5 shall be binding upon both Seller and Buyer and shall survive any termination of this Agreement.

          4.6 Tenant Lease Estoppel Certificates. Seller shall use reasonable efforts to deliver to Buyer, at least three (3) business days prior to the Closing Date, estoppel certificates (i) substantially in the form of Exhibit “G-1” attached hereto with respect to that certain lease between North Pointe Properties, Ltd., predecessor in interest to seller, as landlord, and the United States General Services Administration (“GSA”), as tenant, dated on or about January 6, 1987, as amended, and (ii) substantially in the form of Exhibit “G-2” attached hereto with respect to that certain lease between AmerUs Properties, Inc., predecessor in interest to seller, as landlord, and Kaplan Higher Education f/k/a Quest Education Corporation (“Quest”), as tenant, dated May 31, 1999, as amended; provided, however, that Seller shall have no liability therefor if any or all of such tenants do not issue such certificates. Buyer agrees to reasonably approve changes made by tenants to the form of the tenant estoppel certificate, provided that such changes do not reveal any defaults by the landlord under the Tenant Leases and are not otherwise materially adverse to Buyer.

     5. Escrow and Closing. An escrow (“Escrow”) shall be opened with First American Title Company, located at 1610 Arden Way, Suite 190, Sacramento California, 95815, Attention: Lisa Blasquez (“Escrow Holder”) for the consummation of the purchase and sale transaction contemplated herein by delivery of a fully executed copy of this Agreement and the standard form escrow instructions of Escrow Holder (to the extent not inconsistent with the provisions hereof) to Escrow Holder within two (2) business days after the execution of this Agreement (“Opening of Escrow”). Escrow shall close (the “Close of Escrow”) on or before July 31, 2003. As used herein, “Closing Date” shall mean and refer to the date the Deed (defined below) is actually recorded by Escrow Holder in the Official Records of Orange County (“Official Records”) pursuant to the terms and conditions contained herein.

          5.1 Delivery to Escrow. At least two (2) days prior to the Closing Date, the parties shall deliver the following to Escrow Holder:

               5.1.1 By Seller. Seller shall deliver or cause to be delivered to Escrow Holder: (a) a duly executed and acknowledged grant deed (“Deed”) in favor of Buyer, conveying all of Seller’s right, title and interest in and to the Land in the form of Exhibit “C” attached hereto; (b) a certification of the “non-foreign” status of Seller (“FIRPTA Certificate”) in the form set forth in Exhibit “D” attached hereto; (c) a duly executed and acknowledged counterpart of a bill of sale and assignment of leases in the form of Exhibit “E” attached hereto (“Bill of Sale”), covering the interest of Seller in the Tangible Personal Property, the Intangible Personal Property and the Tenant Leases; (d) a duly executed and acknowledged counterpart of the Access Easement; (e) evidence reasonably satisfactory to Buyer that execution of the Deed and all other instruments to be executed and delivered by Seller at the Close of Escrow have been duly authorized; and (f) such customary documents and certificates as Escrow Holder and/or the Title Company shall require to consummate the transaction contemplated by this Agreement and to issue the Owner’s Title Policy (provided that the foregoing shall not commit Seller to pay any amount, give any indemnity or other agreement or to undertake any other liability or continuing obligation which Seller shall not have specifically elected in its sole discretion to agree to perform). In addition to the foregoing, at the Close of Escrow, Seller shall deliver directly to Buyer (i) all Books and Records (including without limitation, the Tenant Leases), (ii) all keys to the Improvements in Seller’s possession, and (iii) a letter from Seller addressed to each tenant under the Tenant Leases informing such tenant of the change in ownership of the Property.

               5.1.2 By Buyer. Buyer shall deliver or cause to be delivered to Escrow Holder: (a) the Cash Balance, together with any other sums payable by Buyer hereunder at or prior to the Close of Escrow; (b) a duly executed preliminary change of ownership report in the form requested by the Title Company (“PCOR”); (c) a duly executed and acknowledged counterpart of the Bill of Sale; (e) a duly executed and acknowledged counterpart of the Access Easement; (f) evidence reasonably satisfactory to Seller that all necessary authorizations of the transaction provided herein have been obtained by Buyer and by its constituent general partners, shareholders and/or members; and (g) such customary documents and certificates as Escrow Holder and/or the Title Company shall require to consummate the transaction contemplated by this Agreement and to issue the Owner’s Title Policy.

               5.1.3 Funds. Escrow Holder shall disburse all funds deposited with Escrow Holder by Buyer in payment of the Purchase Price as follows (after the recordation of the Deed and such other matters as the parties mutually direct, pursuant to the provisions of Section 5.1.4): (a) deduct all items chargeable to the account of Seller pursuant to the provisions of Section 5.2.1; (b) if, as the result of the prorations and credits pursuant to Section 5.3, amounts are to be charged to the account of Seller, deduct the total amount of such charges; (c) if, as the result of the prorations and credits pursuant to Section 5.3, amounts are to be charged to the account of Buyer, add the total amount of such charges; (d) disburse the Purchase Price, as adjusted above, to Seller promptly upon the Close of Escrow; and (e) disburse the remaining balance of the funds, if any, to Buyer promptly upon the Close of Escrow.

               5.1.4 Recording. Escrow Holder shall deliver a completed PCOR to the Sacramento County Recorder (“County Recorder") and cause the Deed (with documentary transfer tax information to be affixed after recording), the Access Easement, and any other documents which the parties hereto may mutually direct, to be recorded in the Official Records and obtain conformed copies thereof for distribution to Buyer and Seller.

               5.1.5 Owner’s Title Policy. Escrow Holder shall direct the Title Company to issue the Owner’s Title Policy to Buyer.

               5.1.6 Delivery of Documents to Buyer. Escrow Holder shall deliver to Buyer: (a) a conformed copy of the recorded Deed; (b) the original FIRPTA Certificate; (c) duly executed counterparts of the Bill of Sale, and (d) the Tenant Leases at (or promptly following) the Close of Escrow.

               5.1.7 Delivery of Documents To Seller. Escrow Holder shall deliver to Seller at or promptly following the Close of Escrow: (i) duly executed counterparts of the Bill of Sale; (ii) the evidence requested by Seller pursuant to Section 5.1.2(e); and (iii) a conformed copy of the recorded Deed.

          5.2 Closing Costs. The costs of closing the purchase and sale transaction contemplated hereunder shall be allocated between Seller and Buyer as follows:

               5.2.1 Seller’s Closing Costs. Seller shall pay (a) that portion of the premium for the Owner’s Title Policy allocable to the cost of a CLTA owner’s standard coverage title policy, (b) the cost of all excise, deed or stamp taxes and similar conveyance taxes or charges, and (c) subject to the provisions of Section 3.1.2, one-half ( 1/2) of any recording fees, escrow fees or similar charges of the Escrow Holder.

               5.2.2 Buyer’s Closing Costs. Buyer shall pay (a) the cost of recording the Deed, the Access Easement and any other documents that buyer may choose to record; (b) any costs associated with the issuance of an ALTA owner’s extended coverage policy of title insurance as the Owner’s Title Policy (in excess of the premium for a CLTA owner’s standard coverage title policy), (c) the cost of any endorsements to the Owner’s Title Policy requested by Buyer, and (d) subject to the provisions of Section 3.1.2, one-half ( 1/2) of any recording fees, escrow fees or similar charges of the Escrow Holder.

               5.2.3 Other Closing Costs. All other expenses incurred by Seller or Buyer with respect to the Close of Escrow, including, but not limited to, attorneys’ fees of Buyer and Seller, shall be borne and paid exclusively by the party incurring the same, without reimbursement, except to the extent otherwise specifically provided herein.

          5.3 Prorations.

               5.3.1 Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing Date: (a) All non-delinquent real estate taxes and assessments on the Property for the current tax year, including refunds thereof. All supplemental taxes and assessments attributable to the period prior to the Closing Date for the tax year in which the Closing occurs shall be prorated to the Closing Date regardless of when the bill for such supplemental taxes or assessments is received by Buyer or Seller; provided, however, in no event shall Seller be charged with or (and Buyer shall) be responsible for any increase in any taxes or assessments on the Property resulting form the sale of the Property from and after the Closing Date. In the event a tax bill is not available for such year at the Closing Date, the required proration shall be made on the bases of the most recent available tax bill and a further proration shall be made between the parties within thirty (30) days of receipt of a tax bill for the tax year in which the Closing occurs; (b) All operating expenses, including, without limitation, all water, sewer, gas, electricity, telephone and utility charges and deposits, maintenance charges, insurance, and other operating costs which have accrued or are payable as of the Closing Date; (c) Fees and charges under the service contracts not terminated effective as of or prior to the Closing pursuant to this Agreement, on the basis of the periods to which such contracts relate; and (d) the Tenant Lease rental payments. The parties shall prorate such other items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of a comparable property. Any net amount due to Seller under this Section 6.4 shall be added to the Purchase Price due at Closing and any net amount due to Buyer shall be paid separately by Seller at Closing and shall not be credited against the Purchase Price.

                5.3.2 Rentals. Rental income, shall include, without limitation, any base rent, additional rent calculated on the basis of an even 365 day year and all other amounts including as rent to paid by tenants to the landlord under the Tenant Leases. Delinquent rents shall not be prorated and shall be applied first to rent unpaid under the applicable Tenant Leases post-Closing; provided that Seller shall be entitled to delinquent rents to the extent Buyer receives any delinquent rental payments after application of the same to rent unpaid and due after the Close of Escrow which represent rent that was delinquent as of the Close of Escrow, and Buyer shall pay such delinquent rent to Seller within ten (10) days after the determination thereof. Buyer shall diligently pursue collection of any such delinquent rent due to Seller. Seller shall have the right to utilize legal and equitable recourse to collect any delinquent rents or other amounts owing Seller with respect to tenants who are then tenants of the Property without the prior written consent of Buyer.

               5.3.3 Security Deposits. Buyer shall receive a credit against the Purchase Price in an amount equal to the amount of all tenant security deposits identified in the Tenant Leases as being held by Seller or the landlord in connection with the Tenant Leases.

               5.3.4 Calculation. The prorations and payments shall be made on the basis of a written statement submitted to Buyer by Seller prior to the Closing Date and approved by Buyer and Seller at or prior to the Close of Escrow. In the event any prorations or apportionments made under this Section 5.3 shall prove to be incorrect for any reason, then either party shall be entitled to an adjustment to correct the same. With the exception of real property taxes and assessments described in Section 5.3.1 above, any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated promptly following the date accurate information becomes available.

     6. Representations and Warranties.

          6.1 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller, which representations and warranties shall be true and correct as of the Effective Date and as of the Close of Escrow, that:

               6.1.1 Authority. Buyer has all requisite corporate power and authority to execute and deliver and to perform all its obligations under this Agreement; and

               6.1.2 Due Execution. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Virginia. The execution, delivery and performance of this Agreement has been duly authorized by all necessary acts on the part of Buyer required under its organizational and operating documents and does not and will not require any consent or approval of any members or parties that have not been obtained.

          6.2 Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer, which representations and warranties shall be true and correct as of the Effective Date and as of the Close of Escrow:

               6.2.1 Authority. Seller has all requisite corporate power and authority to execute and deliver, and to perform all of its obligations under, this Agreement;

               6.2.2 Due Execution. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. The execution, delivery and performance of this Agreement have been duly authorized by all necessary acts on the part of Seller required under its organizational and operating documents and does not and will not require any consent or approval of any members or parties that have not been obtained;

               6.2.3 Books and Records. From and after the Effective Date, Seller has made available to Buyer for Buyer’s inspection at the Books and Records Location all of the Books and Records.

               6.2.4 Employees. Following the Close of Escrow, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or it affiliates in connection with the Real Property.

          6.3 Survival of Representations, Warranties, and Indemnification Claims. Notwithstanding any provision of this Agreement to the contrary, but subject to the provisions of this Section 6.4, Seller shall not be liable to Buyer, or any parent, subsidiary, or affiliate of Buyer (“Buyer Claimants") for any claim, liability, obligation, demand or cause of action (a “Buyer Claim") against Seller for (a) any breach of this Agreement, (b) any violation of any obligation relating to this Agreement or to the Property, or (c) based on any common law theory or claim relating to this Agreement or to the Property at any time following the Closing Date.

          6.4 DISCLAIMER OF REPRESENTATIONS OR WARRANTIES BY SELLER. Except as otherwise expressly provided in Section 6.2, Buyer hereby acknowledges and agrees that the sale of the Property hereunder is and will be made on an “AS IS, WHERE IS” BASIS AND THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, FUTURE OR OTHERWISE, OF, AS TO, CONCERNING OR WITH RESPECT TO, THE PROPERTY, INCLUDING, WITHOUT LIMITATION, (1) ENVIRONMENTAL MATTERS RELATING TO THE PROPERTY OR ANY PORTION THEREOF, (2) GEOLOGICAL CONDITIONS, INCLUDING, WITHOUT LIMITATION, SUBSIDENCE, SUBSURFACE CONDITIONS, WATER TABLE CONDITIONS, UNDERGROUND WATER RESERVOIRS, AND LIMITATIONS REGARDING THE WITHDRAWAL OF WATER AND FAULTING, (3) WHETHER OR NOT AND TO THE EXTENT TO WHICH THE PROPERTY OR ANY PORTION THEREOF IS AFFECTED BY ANY STREAM (SURFACE OR UNDERGROUND), BODY OF WATER, FLOOD PRONE AREA, FLOOD PLAIN, FLOODWAY OR SPECIAL FLOOD HAZARD, (4) DRAINAGE ISSUES, CONDITIONS OR PROBLEMS, (5) SOIL CONDITIONS, INCLUDING THE EXISTENCE OF INSTABILITY, PAST SOIL REPAIRS, SOIL ADDITIONS OR CONDITIONS OF SOIL FILL, OR SUSCEPTIBILITY TO LANDSLIDES, OR THE SUFFICIENCY OF ANY UNDERSHORING, (6) THE ZONING

OR OTHER LAND USE RESTRICTIONS TO WHICH THE PROPERTY OR ANY PORTION THEREOF MAY BE SUBJECT, (7) THE AVAILABILITY OF ANY UTILITIES TO THE PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, WATER, SEWAGE, GAS AND ELECTRIC SERVICE, (8) USAGES OF ADJOINING PROPERTY, (9) ACCESS TO THE PROPERTY OR ANY PORTION THEREOF, (10) THE VALUE, COMPLIANCE WITH THE PLANS AND SPECIFICATIONS, SIZE, LOCATION, AGE, USE DESIGN, QUALITY, DESCRIPTION, DURABILITY, STRUCTURAL INTEGRITY, OPERATION, TITLE TO, OR PHYSICAL OR FINANCIAL CONDITION OF, THE PROPERTY, OR ANY PORTION THEREOF, OR ANY INCOME, EXPENSES, CHARGES, LIENS, ENCUMBRANCES, RIGHTS, OR CLAIMS ON OR AFFECTING, OR PERTAINING TO, THE PROPERTY OR ANY PART THEREOF, (11) THE PRESENCE OF HAZARDOUS SUBSTANCES (DEFINED BELOW) IN OR ON, UNDER OR IN THE VICINITY OF THE PROPERTY, (12) THE CONDITION OR USE OF THE PROPERTY OR COMPLIANCE OF THE PROPERTY WITH ANY OR ALL PAST, PRESENT OR FUTURE FEDERAL, STATE OR LOCAL ORDINANCES, RULES, REGULATIONS OR LAWS, BUILDING, FIRE OR ZONING ORDINANCES, CODES OR OTHER SIMILAR LAWS, (13) THE EXISTENCE OR NON-EXISTENCE OF UNDERGROUND STORAGE TANKS, (14) ANY OTHER MATTER AFFECTING THE STABILITY OR INTEGRITY OF THE LAND OR IMPROVEMENTS, (15) THE POTENTIAL FOR FURTHER DEVELOPMENT OF THE PROPERTY, (16) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY OR (17) THE MERCHANTABILITY OF THE PROPERTY OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE (BUYER AFFIRMING THAT BUYER HAS NOT RELIED ON SELLER’S SKILL OR JUDGMENT TO SELECT OR FURNISH THE PROPERTY FOR ANY PARTICULAR PURPOSE, AND THAT SELLER MAKES NO WARRANTY THAT THE PROPERTY IS FIT FOR ANY PARTICULAR PURPOSE). Buyer acknowledges that it has completed all physical and financial examinations relating to the acquisition of the Property hereunder and, subject to the express representations set forth in Section 6.2, will acquire the same solely on the basis of such examinations and the title insurance protection afforded by the Owner’s Policy and not on any information provided or to be provided by Seller. Buyer further acknowledges and agrees that any information provided or to be provided with respect to the Property including, without limitation, the Due Diligence Materials, was obtained from a variety of sources and that, except as expressly set forth in Section 6.2, Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information. Seller shall not be liable for any failure to investigate the Property nor shall Seller be bound in any manner by any verbal or written statements, representations, appraisals, environmental assessment reports, or other information pertaining to the Property or the operation thereof, furnished by Seller or by any real estate broker, attorney, agent, representative, employee, servant or other person acting on Seller’s behalf, except for the express representations and warranties of Seller set forth in Section 6.2. It is expressly understood and agreed that the amount of the Purchase Price reflects, and the Property is being sold by Seller and purchased by Buyer subject to, the foregoing disclaimers.

          6.5 Release. Except for any claims relating to a breach of any of Seller’s representations and warranties in Paragraph 6.2 (which shall be subject to the provisions of

Section 6.4) that are discovered by Buyer after the Closing, Buyer, on behalf of itself and its successors and assigns, waives its right to recover from, and forever releases and discharges Seller and Seller’s affiliates, and the partners, trustees, shareholders, directors, officers, members, managers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, costs or expenses whatsoever (including attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, regarding the condition (including its physical condition and its compliance with applicable laws, and the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Substances or substances that have been or may in the futures be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever.

     With respect to the waiver and release set forth herein relating to unknown and unsuspected claims, Buyer hereby acknowledges that such waiver and release is being made after obtaining the advice of counsel and with full knowledge and understanding of the consequences and effects of such waiver, and that such waiver is made with the full knowledge, understanding and agreement that California Civil Code Section 1542 provides as follows, and that the protections afforded by said code section are hereby waived:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Buyer	Seller

     This Section 6.6 shall survive either (a) the Close of Escrow and the recordation of the Deed, and shall not be deemed merged into the Deed upon its recordation, or (b) any termination of this Agreement.

     7. Conditions to the Close of Escrow.

          7.1 Seller’s Conditions to the Close of Escrow. Seller’s obligations under this Agreement (including, without limitation, its obligation to sell the Property to Buyer pursuant to the provisions of this Agreement) are subject to the satisfaction (or written waiver by Seller), not later than the scheduled Closing Date (or such earlier date as may be specified with respect to a condition under this Section 7.1), of each and all of the following conditions: (a) Buyer shall have timely delivered to Escrow Holder the Purchase Price in accordance with the provisions of Section 2.1; (b) Buyer shall have executed and delivered to Escrow Holder each and all of the documents to be delivered by Buyer pursuant to Section 5.1.2; and (c) each of Buyer’s representations and warranties set forth in Section 6.1 shall be true and correct as of the Close of Escrow.

          7.2 Buyer’s Conditions to the Close of Escrow. Buyer’s obligations under this Agreement to purchase the Property at or prior to the Outside Closing Date are subject to the satisfaction (or written waiver by Buyer), not later than the Outside Closing Date (or such earlier date as may be specified with respect to a condition under this Section 7.2), of each and all of the following conditions:

               7.2.1 Delivery of Documents. Seller shall have executed and delivered to Escrow Holder each and all the documents to be delivered to Escrow Holder by Seller described in Section 5.1.1;

               7.2.2 Effectiveness of Seller’s representations and Warranties/Material Compliance with Agreement. Seller’s representations and warranties set forth in Section 6.2 shall be true and correct as of the effective Date and the Close of Escrow and Seller shall not have on or prior to the Close of Escrow, failed to meet, comply with or perform in any material respect any covenants or agreements on Seller’s part as required by the terms of this Agreement;

               7.2.3 Owner’s Title Policy. The Title Company shall be then irrevocably and unconditionally committed to issue to Buyer the Owner’s Title Policy in the form called for by Section 3.1 and subject only to the Permitted Exceptions; and

               7.2.4 Tenant Default. Neither GSA nor Quest shall (i) be in default (after any applicable notice and cure periods) under its Tenant Lease, (ii) have given written notice to Seller, as landlord, that it is discontinuing operations at the Property or (iii) have filed bankruptcy or be the subject of an involuntary bankruptcy procedure.

          7.3 Failure of a Condition. Subject to the provisions of Section 5 and Section 10, and subject to the rights and remedies of any party hereto in the case of a default hereunder by the other party hereto, in the event of any termination of this Agreement by reason of failure of a condition set forth in Section 7.1 or in Section 7.2, the Deposit (less 50% of all Escrow and Title Company termination fees) shall be returned to Buyer, Buyer shall deliver to Seller all Buyer Prepared Due Diligence Materials and all documents delivered to Buyer pursuant to the provisions hereof, Buyer shall comply with the requirements applicable in the event of termination of this Agreement, and all of the remaining rights and obligations of Buyer and Seller shall terminate (except with respect to the obligations of Buyer under Section 4.4(c), which obligations shall survive such termination).

     8. Additional Covenants and Agreements.

          8.1 DISCLAIMER OF REPRESENTATIONS OR WARRANTIES BY SELLER.

          (a) Buyer acknowledges, represents and warrants to Seller that as of the Close of Escrow it knows, and has, or will have, inspected, analyzed, investigated, reviewed and evaluated all aspects and characteristics of the Property, including, without limitation, the physical nature and environmental condition of the Property, to the full satisfaction of Buyer (except only to the extent Seller has elected, pursuant to the provisions of this Agreement, to prohibit Buyer form undertaking a particular test of the Land which Buyer had desired to undertake), and will acquire the Property solely on the basis of such examinations and the title insurance protection afforded by the Owner’s Title Policy, and not on the basis of any information provided or to be provided by Seller, including but not limited to the Due Diligence Materials, or on the basis of any of the representations, warranties, indemnities, or post-Close of Escrow obligations of Seller under this Agreement. Buyer expressly acknowledges that neither Seller nor any agent, attorney, employee, or representative of Seller has made any representation (other than those set forth in this Agreement) regarding the subject matter of the sale of the Property, including, without limitation, as to the physical nature or environmental condition of the Land, and that Buyer, in executing, delivering and/or performing this Agreement has not relied upon any representation (other than those contained in this Agreement) made by or on behalf of the seller.

          (b) Buyer hereby acknowledges and agrees that the sale of the Property hereunder is and shall be made on an “AS IS, WHERE IS” BASIS AND WITH ALL FAULTS, AS OF THE DATE OF THE CLOSE OF ESCROW, WITHOUT ANY CLAIM OR RIGHT OF ACTION AGAINST SELLER UNDER CONTRACT, ANY APPLICABLE ENVIRONMENTAL LAW (DEFINED BELOW) OR ANY OTHER LAW, THE COMMON LAW OR IN EQUITY WITH RESPECT TO THE PHYSICAL NATURE OR ENVIRONMENTAL CONDITION OF THE PROPERTY, AND THAT SELLER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, INDEMNITIES, OBLIGATIONS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, FUTURE OR OTHERWISE, OF, AS, TO, CONCERNING OR WITH RESPECT TO, THE PROPERTY OR THE MERCHANTABILITY OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED TO THE CONTRARY IN THIS AGREEMENT, SELLER HEREBY DISCLAIMS, AND BUYER HEREBY WAIVES, ANY OBLIGATION, LIABILITY, RIGHT, RIGHT OF RESCISSION, CLAIM OR DEMAND IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE WITH RESPECT TO THE PROPERTY.

          (c) Buyer further acknowledges and agrees that notwithstanding any provision of this Agreement to the contrary, any information provided or to be provided hereunder or otherwise with respect to the Property, including without limitation, the Due Diligence Materials, was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and disclaims any representation or warranty as to the accuracy or completeness of such information. Seller shall not be liable for any negligent misrepresentation or any failure to investigate the Property or any portion thereof, nor shall Seller be bound in any manner by any verbal or written statements, representations, appraisals, environmental assessment reports, or other information or materials pertaining to the Property furnished to Buyer by Seller or by any real estate broker, attorney, agent, representative, employee, servant or other person acting on Seller’s behalf, except for the express representations and warranties of Seller set forth in Section 6.2. It is understood and agreed that the Property is being sold by Seller and purchased by Buyer on the basis of and subject to the foregoing provisions of this Section 8.1, which provisions shall survive the Close of Escrow.

           8.2 Operation of the Property Prior to the Close of Escrow. Prior to the Close of Escrow, Seller shall (a) operate and maintain the Property on a basis consistent with (and substantially in the same manner as) its prior practice over the last twelve (12) months, and (b) not, without the prior written approval of Buyer, which approval shall not be unreasonable withheld, conditioned or delayed (i) materially alter any of the improvements or (ii) enter into any contract with any service provider which shall survive the Close of Escrow and which shall not be cancellable on or at any time following the Close of Escrow by Buyer without liability on thirty (30) days’ notice (or less, if applicable).

          8.3 Leasing. Prior to the expiration of the Contingency Date, Seller shall subject to Buyer’s consent which shall not be unreasonably withheld, conditioned or delayed, have the right to amend, extend or modify the existing Tenant Leases, and Seller shall inform Buyer of all such transactions, including all material terms thereof. During the period after the Contingency Date and prior to the Closing Date, Seller agrees to inform Buyer of all potential new Tenant Leases, and amendments extensions or modifications of existing Tenant Leases, including all material terms thereof, and obtain Buyer’s written consent (which consent Buyer may withhold in its sole but good faith discretion) regarding all such prospective agreements or modifications relating to the Property. Buyer shall, at Closing, assume a portion (based upon the ratio that the portion of the term of such lease after the Closing Date bears to the total term of such lease) of the obligation to pay any lease commissions and tenant improvement costs arising, or having arisen, from any new Tenant Leases or amendments, extensions or modifications of existing Tenant Leases that are entered into after the Contingency Date and prior to the Closing Date.

          8.4 Management Agreements. Unless Seller receives notice from Buyer at least thirty (30) days prior to the Close of Escrow, effective as of the Close of Escrow, any management agreement affecting the Property shall be terminated by Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of Seller.

          8.5 Subordination, Nondisturbance and Attornment Agreements. Seller shall, after the Contingency Date, reasonably cooperate with Buyer (at no cost to Seller) in connection with the distribution to GSA and Quest of subordination, nondisturbance and attornment agreements (“SNDAs”) in connection with the prospective financing of the Property by Buyer; provided, however, that the parties hereto acknowledge that the receipt by Buyer of such financing (and the receipt by Buyer’s lender(s) of executed SNDAs) shall not be a condition to Buyer’s obligations under this Agreement.

          8.6 Additional Covenants. Seller shall (i) not sell, assign, or convey any right, title, or interest whatsoever in or to the Real Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Real Property (other than the Permitted Exceptions), (ii) comply with all obligations to be performed by it under the Tenant Leases, (iii) provide Buyer with monthly rent rolls containing the same information as the rent roll delivered as part of the Due Diligence Materials and (iv) provide Buyer with copies of (a) any default letters sent to or received from GSA or Quest and, (b) any correspondence received from GSA or Quest that it is “going dark” or seeking to re-negotiate its lease and (c) notices of bankruptcy filings received with respect to Quest.

     9. Destruction/Condemnation of the Real Property.

          9.1 Risk of Physical Loss

          (a) Buyer shall not be obligated to purchase the Property pursuant to this Agreement if the Improvements are damaged by fire or other casualty prior to the Closing Date and the cost to repair or restore such damage (“Restoration Cost") would, in the reasonable good faith estimate of an independent architect reasonably selected by Buyer and Seller (“Independent Architect"), exceed in the aggregate a sum equal to One Million Dollars ($1,000,000.00) (the “Damage Threshold").

          (b) In the event of the occurrence of any such fire or casualty, Seller shall as soon as reasonably practical after occurrence of the same, but not later than one business day prior to the Closing Date, notify Buyer in reasonable detail of such event (“Casualty Event").

          (c) If the damage to the Improvements resulting from such Casualty Event is less than the Damage Threshold, Buyer and Seller shall proceed to Closing and Seller shall transfer and assign to Buyer all insurance proceeds and all rights to receive insurance proceeds by reason of such damage through escrow at the Closing (together with the amount of any deductibles payable with respect to such Casualty Event), other than such proceeds expended prior to the Closing in restoration and repair by Seller, and Buyer shall proceed to close the transaction contemplated hereby without credit or offset against or reduction of the Purchase Price.

          (d) If the damage to the Improvements resulting from such Casualty Event exceeds the Damage Threshold, Buyer may, at its option, either terminate this Agreement, by giving written notice of such termination (“Damage Termination Notice") to Seller within ten (10) days of Buyer’s receipt of written notice of such Casualty Event from Seller, or elect to proceed with its purchase of the Property hereunder, in which event Seller shall transfer and assign to Buyer all insurance proceeds and all rights to receive insurance proceeds by reason of such damage through escrow at the Closing (together with the amount of any deductibles payable with respect to such Casualty Event), other than proceeds expended prior to the Closing in restoration and repair by Seller, and Buyer shall proceed to close the transaction contemplated hereby without credit or offset against or reduction of the Purchase Price. If the right to receive any such insurance proceeds to be assigned to Buyer is not assignable by Seller to Buyer, Buyer may nevertheless elect to close the escrow, in which event Seller shall promptly deliver to Buyer the proceeds of any such insurance received by it following Closing (together with the amount of any deductibles payable with respect to such Casualty Event), except to the extent such proceeds are in reimbursement for restoration and repair costs incurred or to be incurred by Seller prior to Closing and Buyer shall proceed to close the transaction contemplated hereby without credit or offset against, or reduction of the Purchase Price. In the event that such damage shall occur and Buyer elects not to acquire the Property, then this Agreement shall terminate and, except for those indemnification and other obligations of the parties hereto which by their terms survive termination, all obligations of the parties hereto shall terminate and shall be of no further force or effect, and the Deposit and all Deposit Interest (less 50% of the Escrow Holder’s fees) shall be returned promptly to Buyer.

           9.2 Condemnation. In the event that, prior to the Close of Escrow, any governmental entity shall commence, or threaten the commencement of, any action in condemnation, eminent domain or any other type of proceeding similar thereto to take any portion of the Property (a “Taking"), (a) in the case where a material portion of the Land shall be subject to such taking, Buyer shall have the right, but not the obligation, to terminate this Agreement, which right shall be exercisable only by delivery by Buyer of written notice of termination to Seller within ten (10) days following receipt by Buyer of notice of such taking, (b) in all cases where less than a material portion of the Land is subject to such taking, Buyer shall have no right to terminate its obligations under this Agreement, and (c) in any case where a taking affects the Land prior to the Close of Escrow, at the Close of Escrow, Seller shall assign to Buyer by an assignment in form reasonably satisfactory to both parties all condemnation awards attributable to the Property to be sold at the Close of Escrow to Buyer pursuant to the provisions of this Agreement.

     10. Remedies.

          10.1 SELLER’S DEFAULT. IF THE TRANSACTION HEREIN PROVIDED SHALL NOT BE CLOSED BY REASON OF SELLER’S DEFAULT UNDER THIS AGREEMENT AND BUYER SHALL NOT HAVE DEFAULTED UNDER THIS AGREEMENT, THEN BUYER AS ITS SOLE REMEDY SHALL, SUBJECT TO THE PROVISIONS OF THIS SECTION 10, BE ENTITLED TO THE RETURN OF THE DEPOSIT AND ANY DEPOSIT INTEREST ACCRUED THEREON AND PAYMENT OF ITS ACTUAL OUT OF POCKET EXPENSES, NOT TO EXCEED THE SUM OF ONE HUNDRED THOUSAND DOLLARS ($100,000.00). AS MATERIAL CONSIDERATION TO SELLER’S ENTERING INTO THIS AGREEMENT WITH BUYER, BUYER WAIVES ANY RIGHT TO RECORD OR FILE A NOTICE OF LIS PENDENS OR NOTICE OF PENDENCY OF ACTION OR SIMILAR NOTICE AGAINST ANY PORTION OF THE LAND OR THE PROPERTY.

          10.2 BUYER’S DEFAULT. IN THE EVENT THE TRANSACTION HEREIN PROVIDED SHALL NOT CLOSE BY REASON OF BUYER’S DEFAULT UNDER THIS AGREEMENT AND SELLER SHALL NOT HAVE DEFAULTED UNDER THIS AGREEMENT, THEN ESCROW HOLDER SHALL DELIVER THE DEPOSIT TO SELLER AS FULL COMPENSATION AND LIQUIDATED DAMAGES UNDER AND IN CONNECTION WITH THIS AGREEMENT.

          10.2 IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT IN THE EVENT OF A DEFAULT BY BUYER, SELLER WILL INCUR EXPENSES IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER OR BUYER CAUSED BY THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER’S BREACH OR DEFAULT. IN THE EVENT THE SALE OF THE PROPERTY SHALL NOT BE CONSUMMATED ON ACCOUNT OF BUYER’S DEFAULT (AND SELLER

SHALL NOT HAVE DEFAULTED), THEN THE RETENTION OF THE DEPOSIT SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT BY REASON OF SUCH DEFAULT, SUBJECT TO THE PROVISIONS OF SECTION 11.6.

Seller’s Initials	Buyer’s Initials

          10.3 Limitation of Liability. Notwithstanding any provision of this Agreement to the contrary, in no case shall Seller ever be liable to Buyer or any Buyer Party under any statutory, common law, equitable or other theory of law, either prior to or following the Close of Escrow, for any lost rents, profits, “benefit of the bargain,” business opportunities or any form of consequential damage in connection with any claim, liability, demand or cause of action (including, without limitation, any Buyer Claim) in any way or manner relating to the Property, the condition of the Property, this Agreement, or any transaction or matter between the parties contemplated hereunder.

     11. Miscellaneous.

          11.1 Brokers. Seller and Buyer each represent and warrant to the other that, except for (i) the broker’s commission specified in (and to be payable only upon satisfaction of the conditions specified in) that certain written agreement (“Broker’s Agreement") executed by and between Seller and its broker (“Seller’s Broker"), and (ii) the broker’s commission in the amount of Seven Hundred Five Thousand Dollars ($705,000) to be paid by Seller to Triple Net Realty, Inc. upon the Close of Escrow, the representing party has taken no action which would or could result in any liability or obligation for any brokerage commission or finder’s fee arising from or relating to the transaction contemplated by this Agreement. Each party agrees to indemnify, defend and hold the other party harmless from any claims, demands, obligations, liabilities, losses, damages, costs or expenses, including without limitation, attorneys’ fees arising in connection with any brokers or finders fees which are due or which are claimed to be due as a result of the actions of the indemnifying party. This indemnification provision shall survive the Close of Escrow, the termination of this Agreement or the cancellation of Escrow.

          11.2 Limitation of Liability. No present or future affiliate, member, partner, director, officer, shareholder, employee, advisor or agent of or in Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Buyer hereby waives any and all such personal liability. The limitations of liability contained in this Section 11.2 are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided in Section 10 or by law or by any other contract, agreement or instrument.

           11.3 Successors and Assigns. Buyer may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller (in which event such transferee shall assume in writing all of the transferor’s obligations hereunder, but such transferor shall not be released from its obligations hereunder), which consent may be withheld in the sole discretion of Seller; provided, however, that notwithstanding any provision of this Agreement to the contrary, prior to the Closing Buyer shall be permitted to assign in good faith any or all of its rights and obligations under this Agreement to any one or more entities which are owned or controlled by the Buyer, upon notice to Seller; provided however, that absent the express agreement of Seller, no such assignment shall release Buyer from its liabilities hereunder. No consent given by Seller to any transfer or assignment of Buyer’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer’s rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

          11.4 Further Assurances. Buyer and Seller agree to execute all such instruments and documents and to take all such actions pursuant to the provisions hereof as are reasonably necessary to consummate or carry out the purchase, sale and other transactions herein contemplated.

          11.5 Notices. All notices or other communications required or permitted hereunder to be delivered as communicated from one party to another shall be in writing, and shall be personally delivered (including by means of professional messenger service), by facsimile, or by recognized overnight air courier (e.g., Federal Express) and shall be deemed received upon the date of receipt thereof and addressed as follows:

To Buyer:	With a Copy To:
Triple Net Properties, LLC	Hirschler Fleischer
1551 N. Tustin Avenue, Suite 650	701 East Byrd Street, 15th Floor
Santa Ana, CA 92705	Richmond, VA 23219
Telephone: (714) 667-8252	Telephone: (804) 771-9567
Facsimile: (714) 667-6860	Facsimile: (804) 644-0957
Attention: Anthony W. Thompson	Attention: Louis J. Rogers, Esq.
Theresa Hutton

To Seller:	With a Copy To:
Mark Friedman	Paul, Hastings, Janofsky & Walker LLP
c/o Fulcrum Capital Corp.	515 South Flower Street, 25th Floor
7750 College Town Drive, Suite 350	Los Angeles, California 90071
Sacramento, California 95826	Telephone: (213) 683-6000
Telephone: (916) 381-1887	Facsimile: (213) 627-0705
Facsimile: (916) 383-3974	Attention: David A. Blumenfeld, Esq.

          To Escrow Holder:
          First American Title Company
          1610 Arden Way, Suite 190
          Sacramento California, 95815
          Telephone: (916)    -
          Facsimile: (916)    -
          Attention: Lisa Blasquez

          11.6 Legal Costs. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other part all costs and expenses of the action or suit, including reasonable attorneys’ fees, accounting and engineering fees, and any other professional fees resulting therefrom.

          11.7 Matters of Construction. All exhibits attached and referred to in this Agreement are hereby incorporated herein as fully set forth in (and shall be deemed to be a part of) this Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. Subject to this Section 11.8, time is of the essence of this Agreement. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day. As used herein, “business day” means any day other than a Saturday, Sunday or federal or California State holiday. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest permitted by law. Section headings shall not be used in construing this Agreement. Except as expressly provided in this Agreement to the contrary, no remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute (except as otherwise expressly herein provided). No waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party, whether or not the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default. Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder may be given or withheld in the absolute discretion of such party. This Agreement shall be construed and enforced in accordance with the internal laws of the State of California (without regard to conflicts of law). Except as expressly provided herein to the contrary, nothing in this Agreement, expressed or implied, is intended to confer any rights or remedies upon any person, other than the parties hereto and, subject to the restrictions on assignment herein contained, their respective successors and assigns. This Agreement may be amended only be written amendments executed by all parties. This Agreement may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          11.8 Cooperation with S-X 3-14 Audit. The Seller acknowledges that Buyer intends to assign all of its rights, title and interest in and to this Agreement and that the assignee may be a publicly registered company (“Registered Company”) promoted by Buyer. The Seller acknowledges that it has been advised that if the assignee is a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings") that related to the most recent pre-acquisition fiscal year (the “Audited Year") for the Property. To assist the assignee in preparing the SEC Filings, the Seller agrees, to the extent in Seller’s actual possession, at no cost to Seller, to provide the assignee with the following: (i) Access to bank statements for the Audited year; (ii) Rent roll as of the end of the Audited Year; (iii) Operating statements for the Audited Year; (iv) Access to the general ledger for the Audited Year; (v) Cash receipts schedule for each month in the Audited Year; (vi) Access to invoice for expenses and capital improvements in the Audited Year; (vii) Copies of all insurance documentation for the Audited Year; and (viii) Copies of accounts receivable aging as of the end of the Audited Year and an explanation for all accounts over 30 days past due as of the end of the Audited Year. Buyer shall, within three (3) business days of receipt of a reasonably detailed invoice therefor, reimburse Seller for (a) all of Seller’s actual third-party costs reasonably incurred in connection with Seller’s assistance and/or cooperation with respect to this Section 11.8 and (b) Two-Hundred Fifty Dollars ($250) per day for each day that Seller provides Seller’s employees or principals to Buyer and/or such assignee in the performance of such assistance and/or cooperation (the parties hereto acknowledging that minor requests to Seller for photocopies or documents shall not be subject to such Two Hundred Fifty Dollars ($250) per day payment). The parties hereto acknowledge that Seller shall not (and shall not be required to) make any representations, warranties, covenants or agreement (and shall not incur liability of any kind of type) to or in favor of Buyer, a Registered Company or any other person or entity in connection with Seller’s provision of documents (or cooperation with respect to this Section 11.8). The provisions of this Section 11.8 shall survive Closing.

          11.9 Seller’s Exchange. In the event Seller so elects, Buyer agrees to cooperate with Seller in effecting a tax-deferred exchange under Internal Revenue Code § 1031. Seller shall have the right to elect tax-deferred exchange by giving Buyer written notice of such election prior to Closing. If Seller so elects to effect a tax-deferred exchange, Buyer agrees to execute such escrow instructions, documents, agreements or instruments to effect an exchange as Seller may reasonably request. Seller may assign its rights and delegate its duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided that

Seller shall remain responsible to Buyer for the full and prompt performance of any delegated duties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:	Government Property Fund IV, LLC
a California limited liability company

By:
Name: Mark Friedman
Title: Managing Member

BUYER:	Triple Net Properties, LLC
a California limited liability company

By:
Name: Anthony W. Thompson
Title: President

By:

Name:

Title:

We acknowledge receipt of a fully executed copy of the following “Real Property Purchase and Sale Agreement and Escrow Instructions” executed by Seller and Buyer and we agree to follow all instructions contained therein.

ESCROW HOLDER

FIRST AMERICAN TITLE COMPANY

By:

Name:

Title:

LIST OF EXHIBITS

Exhibit	Description

“A”	Legal Description of the Land
“A-1”	Retained Property
“B”	Initial Due Diligence Matters
“C”	Deed
“D”	FIRPTA Certificate
“E”	Bill of Sale and Assignment of Leases
“F”	Tenant Leases Schedule
“G”	Estoppel Certificate Form
“H”	Access Easement